Exhibit 99.1

iContact Corporation

Financial Statements

Years Ended December 31, 2011 and 2010

Report of Independent Auditors

The Board of Directors and Shareholders

iContact Corporation

We have audited the balance sheets of iContact Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iContact Corporation at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Raleigh, NC

March 15, 2012

iContact Corporation

Balance Sheets

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$17,446,892	$28,756,599
Accounts receivable	160,306	188,002
Prepaid expenses	588,271	398,924

Total current assets	18,195,469	29,343,525
Property and equipment, net	3,368,923	3,430,451
Intangible assets, net	1,494,269	1,541,335
Deposits	186,891	203,637

Total assets	$23,245,552	$34,518,948

Liabilities and redeemable convertible preferred stock
Current liabilities:
Accounts payable	$1,548,753	$2,557,061
Accrued expenses	3,110,293	2,494,695
Line of credit	—	4,989,105
Deferred revenue	3,174,217	2,989,731
Deferred rent expense	161,641	—
Capital lease obligation	221,120	187,509

Total current liabilities	8,216,024	13,218,101
Deferred rent expense, net of current	768,205	724,918
Capital lease obligation, net of current	191,683	412,802
Note payable	4,820,229	4,722,172

Total liabilities	13,996,141	19,077,993

Commitments and contingencies

Series A redeemable convertible preferred stock, $0.001 par value; 1,800,000 shares designated; 1,707,989 issued and 935,667 outstanding (aggregate liquidation preference of $4,423,693 and $4,116,916)	4,438,227	4,114,082
Series A-1 redeemable convertible preferred stock, $0.001 par value; 483,669 shares designated; 483,669 issued and outstanding (aggregate liquidation preference of $4,032,501 and $3,732,501)	4,029,049	3,722,607
Series B redeemable convertible preferred stock, $0.001 par value; 4,525,323 shares designated; 4,525,323 issued and outstanding (aggregate liquidation preference of $47,251,778 and $43,751,648)	45,548,106	41,464,783

Total redeemable convertible preferred stock	54,015,382	49,301,472

Stockholders’ deficit
Common stock, $0.001 par value; 15,200,000 shares authorized; 5,913,712 shares issued and 4,354,938 shares outstanding	5,914	5,528
Common stock warrants	1,247,442	1,247,442
Accumulated deficit	(36,418,132)	(25,512,292)
Subscription receivable	(4,925)	(4,925)
Treasury stock, at cost	(9,596,270)	(9,596,270)

Total stockholders’ deficit	(44,765,971)	(33,860,517)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$23,245,552	$34,518,948

The accompanying notes are an integral part of the financial statements.

iContact Corporation

Statements of Operations

	Year Ended December 31
	2011	2010

Revenues	$47,869,122	$38,565,449
Cost of revenues, excluding amortization of software development costs	8,483,437	5,331,964

Gross profit	39,385,685	33,233,485

Operating expenses:
Sales, marketing and business development	26,098,469	22,512,654
Research and development	11,298,970	6,821,045
General and administrative	7,497,652	5,802,733
Amortization of software development costs	442,599	151,125

Total operating expenses	45,337,690	35,287,557

Loss from operations	(5,952,005)	(2,054,072)

Other expense:
Interest expense, net	(803,099)	(1,896,464)

Net loss	$(6,755,104)	$(3,950,536)

The accompanying notes are an integral part of the financial statements.

iContact Corporation

Statements of Stockholders’ Deficit

			Common	Additional					Total
	Common Stock		Stock	Paid-in	Subscription	Treasury Stock		Accumulated	Stockholders’
	Shares	Amount	Warrants	Capital	Receivable	Shares	Amounts	Deficit	Deficit

Balance as of January 1, 2010	5,430,573	$5,431	$1,536,505	$—	$(4,925)	847,469	$(3,250,000)	$(15,695,874)	$(17,408,863)
Redemption of common stock	—	—	—	—	—	711,305	(6,346,270)	—	(6,346,270)
Redemption of Series A preferred stock	—	—	—	—	—	—	—	(3,903,471)	(3,903,471)
Exercise of options for common stock	97,080	97	—	33,590	—	—	—	—	33,687
Adjustment to common stock warrants	—	—	(289,063)	—	—	—	—	—	(289,063)
Share-based compensation	—	—	—	271,916	—	—	—	—	271,916
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(305,506)	—	—	—	(1,962,411)	(2,267,917)
Net loss	—	—	—	—	—	—	—	(3,950,536)	(3,950,536)

Balance as of December 31, 2010	5,527,653	5,528	1,247,442	—	(4,925)	1,558,774	(9,596,270)	(25,512,292)	(33,860,517)
Exercise of options for common stock	386,059	386	—	72,354	—	—	—	—	72,740
Share-based compensation	—	—	—	490,820	—	—	—	—	490,820
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(563,174)	—	—	—	(4,150,736)	(4,713,910)
Net loss	—	—	—	—	—	—	—	(6,755,104)	(6,755,104)

Balance as of December 31, 2011	5,913,712	$5,914	$1,247,442	$—	$(4,925)	1,558,774	$(9,596,270)	$(36,418,132)	$(44,765,971)

The accompanying notes are an integral part of the financial statements.

iContact Corporation

Statements of Cash Flows

	Year Ended December 31
	2011	2010
Operating activities
Net loss	$(6,755,104)	$(3,950,536)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,624,527	753,283
Amortization of debt discount	108,952	769,865
Share-based compensation	490,820	271,916
Loss on disposal of assets	37,025	21,702
Deferred gain on sale-leaseback	(10,036)	27,599
Increase (decrease) in operating assets and liabilities:
Accounts receivable	27,696	(72,001)
Prepaid expenses	(189,347)	(183,518)
Deposits	16,746	(176,260)
Accounts payable	(1,008,308)	967,465
Deferred revenue	184,486	897,674
Accrued expenses	615,598	234,950
Deferred rent	204,928	687,209

Net cash (used in) provided by operating activities	(4,652,017)	249,348

Investing activities
Purchase of property and equipment	(1,074,553)	(1,948,199)
Capitalization of software development costs	(461,555)	(730,000)
Proceeds from sale of property and equipment	14,918	5,000
Purchase of intangible asset	(31,767)	(1,494,010)

Net cash used in investing activities	(1,552,957)	(4,167,209)

Financing activities
Proceeds from line of credit	—	168,270
Repayment of line of credit	(5,000,000)	—
Repayment of capital lease obligation	(177,473)	(87,309)
Redemption of Series A preferred stock	—	(7,253,332)
Series B preferred stock offering costs	—	(2,512,541)
Proceeds from issuance of Series B preferred stock	—	40,000,000
Proceeds from exercise of common stock options	72,740	33,687
Redemption of common stock	—	(6,346,270)

Net cash (used in) provided by financing activities	(5,104,733)	24,002,505

Net (decrease) increase in cash and cash equivalents	(11,309,707)	20,084,644

Cash and cash equivalents at beginning of year	28,756,599	8,671,955

Cash and cash equivalents at end of year	$17,446,892	$28,756,599

Supplemental disclosure of cash flow information
Cash paid for interest	$745,166	$981,592

Supplemental schedule of noncash investing
Accretion of Series A preferred stock	$324,145	$484,149

Accretion of Series A-1 preferred stock	$306,442	$306,442

Accretion of Series B preferred stock	$4,083,323	$1,477,326

Capital lease obligation	$—	$660,021

Conversion of debt into Series B redeemable convertible preferred stock	$—	$2,500,000

The accompanying notes are an integral part of the financial statements.

iContact Corporation

Notes to Financial Statements

Years Ended December 31, 2011 and 2010

1. Description of Business

iContact Corporation (iContact or the Company), a Delaware Corporation headquartered in Morrisville, North Carolina provides cloud-based email and social marketing software that enables organizations to create and publish professional-quality emails designed to engage, educate and retain customers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The Company invests its excess cash in money market accounts. These investments are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities

iContact Corporation

Notes to Financial Statements (continued)

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The Company’s money market investments are measured using quoted market prices in active markets for identical assets and liabilities.

Concentrations

For the years ended December 31, 2011 and 2010, no customers accounted for more than 5% of total revenue or accounts receivable.

Revenue Recognition

The Company provides access to its products through monthly, quarterly, semi-annual, or annual subscription arrangements whereby the customer is charged a fee. Subscription arrangements include access to use the Company’s software via the internet and support services such as telephone, email and chat support. The Company establishes persuasive evidence of an arrangement by end user acceptance of contract terms and conditions pursuant to a click-through contract on the Company’s website whereby the customer agrees to the Company’s standard subscription terms. The Company recognizes revenue ratably over the subscription term as the services are delivered, when there is evidence of an arrangement, the fee is fixed or determinable and collectability is deemed reasonably assured. The Company’s arrangements do not contain general rights of return.

Deferred revenue primarily consists of payments received in advance of revenue recognition of the Company’s on-demand products described above and is recognized when the revenue recognition criteria are met.

Cash and Cash Equivalents

The Company considers all highly liquid money market investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains this cash at high quality credit institutions and, as a result, believes credit risk related to its cash is minimal.

Accounts Receivable

The Company generally requires no collateral from its customers due to verification of credit cards by a third party prior to subscription issuance. Accounts receivables generally consist of amounts due from credit card companies, and as such, the Company believes that an allowance for doubtful accounts is not necessary.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives which are usually five years for furniture and three years for computer software and equipment. Property

iContact Corporation

Notes to Financial Statements (continued)

and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease term or the estimated useful life of the equipment. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the expected term of the leases. Costs for repairs and maintenance are expensed as incurred. Upon retirement or sale, the cost of the disposed assets and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to operations.

Software Development Costs

The Company capitalizes certain direct upgrade and enhancements costs incurred that increase the functionality of the Company’s internal-use hosted software application. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized as part of property and equipment until the software is substantially complete and ready for its intended use. Capitalized software costs are amortized to expense over the estimate useful life of the related application or enhancement, which is generally two years.

Intellectual Property

The Company’s policy is to protect technology, inventions, and improvements that are considered important to the development of its business. While there are no known issues, the intellectual property positions of firms in the software and technology industry, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved.

Intellectual property acquired is initially recorded at cost. Indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise. No impairment was recorded during the years ended December 31, 2011 and 2010. Other intangible assets with finite lives are amortized over their estimated useful life.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its property and equipment and other long-lived assets, including acquired technology, when events change or circumstances indicate that the carrying amount may not be recoverable. If such events or changes in circumstances are present, the undiscounted cash flow method is used to determine whether the asset is impaired. An impairment loss is recognized when, and to the extent, the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to the assets or the business to which the assets relate. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. The discount rate utilized would be based on the Company’s best estimate of the related risks and return at the time the impairment assessment is made. There was no impairment of long-lived assets during the years ended December 31, 2011 and 2010.

Cost of Revenues

The cost of revenues consists primarily of personnel costs for employees who provide support to customers, bandwidth, hosting and server depreciation. Costs of revenues are recognized as incurred.

Research and Development

Research and development expenses are charged to operations in the period incurred and consist primarily of consultants, payroll, and payroll related costs.

iContact Corporation

Notes to Financial Statements (continued)

Sales, Marketing and Business Development Expenses

Sales and marketing expenses consist primarily of costs, including salaries and sales commissions, of all personnel involved in the sales process. Sales and marketing expenses also include costs of advertising, trade shows and certain indirect costs. Advertising costs are expensed as incurred. Advertising expense totaled approximately $13.1 million and $12.6 million for the years ended December 31, 2011 and 2010, respectively.

Share-Based Compensation

The Company uses the fair value method of accounting for share-based compensation and recognizes expense on a straight-line basis over the requisite service period, which is the vesting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, forfeiture rates, risk-free rate of return and expected term. The expected volatility rates are estimated based on the actual volatility of comparable public companies over the expected term. The expected term for the years ended December 31, 2011 and 2010, represents the average time that options that vest are expected to be outstanding based on the mid-point between the vesting date and the contractual term.

Share-based compensation costs are based on the fair value calculated from the Black-Scholes option-pricing model on the date of grant for stock options. The fair values of stock options are amortized as compensation expense on a straight-line basis over the vesting period of the grants.

Income Taxes

The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2009, the Company adopted amendments to Accounting Standards Codification (ASC) 740, Income Taxes, which clarify the accounting for uncertain tax positions recognized in financial statements. Under these provisions, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that will more likely than not be realized upon ultimate settlement. The adoption of the amendment did not have a material impact on the financial position of the Company or the results of its operations. The Company does not have any uncertain tax positions at December 31, 2011 or 2010.

3. Related-Party Transactions

The Company is related, through common ownership, to Preation, Inc. (Preation) and Virante, Inc. (Virante). Virante is a reseller of the Company’s product and has provided search engine optimization services to the Company. The Company provides telephone services to Virante. Preation provides hosting bandwidth and design services for the Company.

iContact Corporation

Notes to Financial Statements (continued)

The following table summarizes related-party transactions as of December 31, 2011 and 2010:

	2011	2010

Payments made to related parties for web hosting and software development, recorded as cost of sales and commissions, recorded as sales, marketing and business development expense	$105,112	$127,428

Related-party accounts receivables, recorded in accounts receivable	$—	$571

Payments received from related parties for rents and telephone support, recorded through general and administrative expense	$571	$8,428

4. Property and Equipment

Property and equipment consisted of the following as of December 31, 2011 and 2010:

	2011	2010

Leasehold improvements	$925,034	$855,781
Furniture and equipment	925,757	928,931
Computer software and equipment	3,226,107	2,228,598
Computer equipment and servers acquired under capital lease	660,021	660,021

	5,736,919	4,673,331
Less: accumulated depreciation and amortization	2,367,996	1,242,880

Property and equipment, net	$3,368,923	$3,430,451

Depreciation expense for the years ended December 31, 2011 and 2010 totaled $1,545,694 and $569,159, respectively.

The Company disposed of computer software and equipment with an original cost of $472,518 and $122,934 and accumulated depreciation of $420,575 and $96,232 in 2011 and 2010, respectively. The Company recognized a loss related to these disposals in the accompanying statements of operations of $37,025 and $21,702 during the years ended December 31, 2011 and 2010, respectively.

Computer software and equipment includes capitalized internal-use software development costs incurred during development of the Company’s hosted application. The Company capitalized internal use development costs of $461,555 and $730,000 for the years ended December 31, 2011 and 2010 respectively. Net capitalized internal use software development costs totaled $597,831 and $578,875 as of December 31, 2011 and 2010 respectively. Amortization expense for December 31, 2011 and 2010 related to internal use software was $442,599 and $151,125 respectively.

Furniture and equipment as well as computer equipment and software include assets acquired under a capital lease. The Company capitalized capital lease assets of $660,021 as of December 31, 2010. No additions to capitalized lease assets occurred during 2011. Net assets under a capital lease as of December 31, 2011 and 2010 totaled $347,794 and $567,801, respectively. Depreciation expense for December 31, 2011 and 2010 related to assets under a capital lease was $220,007 and $92,220, respectively.

iContact Corporation

Notes to Financial Statements (continued)

5. Intangible Assets

Intangible assets consisted of the following as of December 31, 2011 and 2010:

	2011			2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Domain names	$126,767	$52,500	$74,267	$95,000	$33,667	$61,333
R3 Interactive (Ettend)	120,000	100,000	20,000	120,000	40,000	80,000
iContact trademark	1,400,002	—	1,400,002	1,400,002	—	1,400,002

	$1,646,769	$152,500	$1,494,269	$1,615,002	$73,667	$1,541,335

The Company estimates the following amortization expense for the years ending December 31:

2012	$35,000
2013	15,000
2014	12,500

Total	$62,500

Amortization expense for the year ended December 31, 2011 and 2010 totaled $78,833 and $59,000, respectively.

The domain name and R3 Interactive assets are amortized over an estimated useful life of two to five years in a pattern consistent with which the economic benefit is expected to be realized.

6. Line of Credit

During August 2007, the Company executed a Loan and Security Agreement (the Agreement) with a financial institution. The Agreement originally provided for a revolving line of credit in the amount $1,500,000. In July 2008, the Agreement was amended and the line of credit was increased to $3,000,000. During 2009, the Agreement was amended and the line of credit was increased to $5,000,000 and the maturity date was extended to November 20, 2011. In November 2010, the Agreement was amended and the line of credit was increased to $10,000,000. Advances on the line of credit accrue interest at a floating annual rate equal to Prime plus 3.00% when the Company’s cash and cash equivalents are greater than $10,000,000 and Prime plus 3.50% when cash and cash equivalents are less than $10,000,000 (6.25% as of December 31, 2011). Interest is payable monthly on the first usiness day of the month. The Company classified the line of credit as a current liability since the Loan and Security Agreement contains a subjective acceleration clause. As of December 31, 2011 and 2010, outstanding advances totaled $0 and $5,000,000, respectively. The line of credit was paid in full in February 2011 and not utilized for the remainder of the year. The line of credit is collateralized by substantially all assets of the Company.

7. Notes Payable

In October 2008, the Company entered into a financing arrangement with a bank for a total advance of $5,000,000. This advance bears interest of 11%, compounded annually. Interest only is due monthly with a balloon payment on any outstanding principal and interest due by October 17, 2013. In connection with this financing arrangement, the Company granted warrants to the lender allowing them to purchase 270,875 shares of common stock. The warrants expire in October 2015 and allow the lender to purchase 98,500 shares of common stock at $.001 per share and 172,375 at $6.12 per share. The Company recorded the warrants as a debt discount at its estimated fair value of $559,795.

The issuance of these warrants resulted in a debt discount that is being recorded as a component of interest expense through the maturity date of the notes under the effective interest method. Additional interest expense of $98,056 and $748,601 was recorded related to this debt discount during 2011 and 2010, respectively. The unamortized debt discount was $179,722 and $277,828 at December 31, 2011 and 2010, respectively.

iContact Corporation

Notes to Financial Statements (continued)

In November 2009, the Company entered into a financing arrangement with various lenders for total advances of $2,500,000. The notes bore interest of 10%, compounded annually. In connection with this financing agreement, the Company granted warrants allowing the lenders to purchase 164,738 shares of common stock. The warrants expire in November 2016 and allow the lender to purchase 164,738 shares of common stock at $.001 per share. The Company recorded the warrants as a debt discount at its estimated relative fair value of $637,851. In August of 2010, the lenders exercised their right to convert the notes into 266,194 shares of Series B preferred stock. The unamortized debt discount as of the conversion date was recognized and recorded as additional interest expense in 2010.

8. Stockholders’ Deficit

On August 19, 2010, the Company issued 4,259,129 shares of Series B Preferred Stock for $9.39 per share. In connection with this transaction, the holders of the notes payable issued in 2009 converted their outstanding notes into 266,194 shares of Series B Preferred Stock; the Company redeemed 772,322 shares of Series A Preferred Stock for $9.39 per share and 711,305 shares of Common Stock for $8.92 per share. Gross proceeds to the Company, net of the redemption transactions totaled $26.4 million. Issuance costs related to the Series B Preferred Stock totaled $2.5 million. In connection with the issuance of the Series B Preferred Stock, the Company amended its Articles of Incorporation to extend the period for initial redemption of the Series A and A-1 Preferred Stock at the option of the holder from June 2012 to August 2015.

Capital Structure

Authorized Shares – The Company is authorized to issue two classes of stock designated Common Stock and Preferred Stock. The total number of shares which the Company is authorized to issue is 22,008,992 shares, 15,200,000 shares of which are Common Stock and 6,808,992 shares of which are Preferred Stock, of which 1,800,000 have been designated as Series A Preferred Stock (Series A Preferred), 483,669 have been designated as Series A-1 Preferred Stock (Series A-1 Preferred) and 4,525,323 have been designated as Series B Preferred Stock (Series B Preferred and together with the Series A Preferred and Series A-1 Preferred, the Series Preferred). The Common Stock and Preferred Stock have a par value per share of $0.001.

Significant features of the Series B Preferred, Series A Preferred and Series A-1 Preferred are as follows:

Voting – The Series A, A-1 and B Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class on all matters, except (i) with respect to the election of certain members of the Company’s Board of Directors to be elected exclusively by the Series Preferred or by the Common Stock, (ii) as provided under “Protective Provisions” below and (iii) as otherwise provided in the Company’s Certificate of Incorporation, as amended (the Charter).

Dividends – The Series B Preferred will carry an annual 8% cumulative dividend (payable in cash) (the Series B Accruing Dividend), prior to and in preference to any dividend paid on any other class or series of shares of the Company’s capital stock. Such dividends shall be compounded annually, accrue from the date of issuance of the Series B Preferred and shall be payable when, as and if declared by the Board, or upon a Liquidation Event (as defined in the Charter). Such dividends shall also be payable in cash upon redemption of the Series B Preferred or in cash or Common Stock, at the election of the holder, upon conversion of the Series B Preferred to Common Stock, in each case subject to reduction if the aggregate amount payable with respect to a share of Series B Preferred would result in an annualized internal rate of return greater than 40% per annum on the Series B Original Issue Price (as defined in the Charter). As of December 31, 2011, the Series B Preferred have accrued cumulative dividends of $4.8 million. The cumulative dividends have been recorded annually in the accretion amounts.

iContact Corporation

Notes to Financial Statements (continued)

After the Series B Accruing Dividends have been paid in full, the Series A Preferred and Series A-1 Preferred will carry an annual 10% cumulative dividend (payable in cash or in Common Stock at the option of the Company). Such dividends shall accrue from the date of issuance of the Series A and Series A-1 Preferred and shall be payable when, as and if declared by the Board, or upon a Liquidation Event (pursuant to which the Series A and Series A-1 Preferred is not converted) or redemption of the Series A Preferred and Series A-1 Preferred. As of December 31, 2011, the Series A Preferred and Series A-1 Preferred have accrued cumulative dividends of $2.4 million.

Conversion – Each share of Series A, A-1 and B Preferred is convertible into Common Stock at any time at the option of the holder thereof. In addition, all shares of Series A, A-1 and B Preferred shall automatically convert into Common Stock immediately upon the closing of a firmly underwritten public offering covering the offer and sale of Common Stock that meets certain conditions, or in the case of the Series B Preferred upon the affirmative election of the holders of a majority of the Series B Preferred and in the case of the Series A Preferred and Series A-1 Preferred upon the affirmative election of the holders of a majority of the Series A Preferred and Series A-1 Preferred, voting together as a single class. The Series A, A-1 and B Preferred initially converts 1:1 to Common Stock at any time at the option of the holder, subject to adjustments for stock dividends, splits, combinations and similar events, and dilutive issuances as described below under the heading “Anti-Dilution.”

Anti-Dilution – Anti-Dilution protection is provided based on a broad-based weighted average formula, subject to customary exclusions.

Liquidation Preference – In the event of any Liquidation Event, holders of the then-outstanding shares of Series B Preferred will be entitled to receive an amount per share equal to the accrued but unpaid Series B Accruing Dividend plus the greater of (1) the Series B Original Issue Price and (2) such amount per share of Series B Preferred as would have been payable had all outstanding shares of Series B Preferred been converted into Common Stock immediately prior to the Liquidation Event (the Series B Liquidation Preference). The Series B Liquidation Preference is payable in such Liquidation Event before any payment is made to the holders of the Series A Preferred, Series A-1 Preferred, Common Stock or any other junior securities. Upon any Liquidation Event and after payment of the Series B Liquidation Preference, the holders of the then-outstanding shares of Series A Preferred and Series A-1 Preferred will be entitled to receive an amount equal to the Series A Original Issue Price and Series A-1 Original Issue Price (as each term is defined in the Charter), respectively, plus all accrued but unpaid dividends and declared (to the extent not accrued) but unpaid dividends on the Series A Preferred and Series A-1 Preferred (the Series A Liquidation Preference). The Series A Liquidation Preference is payable in such Liquidation Event before any payment is made to the holders of the Company’s Common Stock or any other junior securities. After payment of the Series A Liquidation Preference, the holders of Series A Preferred and Series A-1 Preferred will not be entitled to any other payment.

Protective Provisions – At any time when shares of Series Preferred are outstanding, in addition to any other vote required by law or the Charter, without the prior written consent of affirmative vote of the holders of a majority of the then outstanding shares of Series A, A-1 and B Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, the Company shall not, and shall not permit any of its subsidiaries to, either directly or indirectly, whether by means of amendment to the entity’s certificate of incorporation or bylaws or other governing or constituent documents or by merger, consolidation or otherwise, authorize or effect certain enumerated actions including any Acquisition (as defined in the Charter) or Asset Transfer (as defined in the Charter).

iContact Corporation

Notes to Financial Statements (continued)

Redemption Rights – At any time on or after August 27, 2015, the holders of a majority of the then outstanding shares of Series A, A-1 and B Preferred may request that the Company redeem all the outstanding Series B Preferred, Series A Preferred and Series A-1 Preferred at the greater of (i) the Original Issue Price for such shares plus all accrued but unpaid dividends thereon (provided that the Series B Accruing Dividends payable in such redemption shall be subject to reduction if the aggregate amount payable thereon would result in an annualized internal rate of return of greater than 40% per annum on the Series B Original Issue Price) and (ii) the fair market value of such shares on the date of the redemption request. The redemption price shall be payable in three installments over a two-year period from the date of the redemption request.

Warrants

In conjunction with the August 2007 execution of the Agreement for the line of credit, the Company granted warrants to purchase 10,887 shares of common stock. These warrants expire in December 2018 and allow the bank to purchase 10,887 shares of common stock at $6.20 per share.

In conjunction with the November 2009 line of credit amended Agreement, the Company granted 8,061 additional warrants to purchase common stock. These warrants expire in November 2019 and allow the bank to purchase 8,061 shares of common stock at $6.21 per share.

Common Stock Reserved for Future Issuance

The following reflects shares of common stock reserved for future issuance as of December 31, 2011:

Shares

Outstanding common stock options	2,596,317
Possible future grants under stock option plan	172,285
Outstanding common stock warrants	458,973
Reserved for conversion of Series A Preferred stock	935,667
Reserved for conversion of Series A-1 Preferred stock	483,669
Reserved for conversion of Series B Preferred stock	4,525,323

Total	9,172,234

9. Stock Incentive Plan

During 2003, the Company adopted a Stock Option Plan (the Plan). A total of 3,496,120 shares of Common Stock have been reserved for issuance under the Plan. Of this amount, 172,285 shares are available for future stock option grants as of December 31, 2011. Eligible plan participants include employees, directors, and consultants.

The Plan permits the granting of incentive stock options and nonqualified stock options. The terms of the stock option grants are determined by the Company’s Board of Directors. The Company’s stock options vest based on terms in the stock option agreements and generally vest over four years and have a term of ten years.

iContact Corporation

Notes to Financial Statements (continued)

The following summarizes the stock option activity for the year ended December 31, 2011:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)

Balance as of December 31, 2010	2,776,122	$1.32
Options granted	275,750	$8.92
Options exercised	(386,059)	$0.19
Options cancelled	(69,496)	$7.47

Balance as of December 31, 2011	2,596,317	$2.29	4.65

Vested and expected to vest as of December 31, 2011	2,576,659	$2.07	4.62

Exercisable as of December 31, 2011	2,126,016	$0.82	3.75

For the years ended December 31, 2011 and 2010, the intrinsic value of option exercises was $3,370,242 and $358,516, respectively.

The following table summarizes certain information about all stock options outstanding as of December 31, 2011:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.01-$0.16	1,580,070	$0.07	1,580,070	$0.07

$0.35-$0.57	226,577	0.46	226,577	0.46

$4.04-$8.92	789,670	7.26	319,369	6.20

Total	2,596,317	$2.29	2,126,016	$1.03

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used.

	2011	2010

Estimated dividend yield	0%	0%
Expected stock price volatility	55%	57%–67%
Risk-free interest rate	2.22%	1.84%–3.13%
Expected life of option (in years)	6.25	6.25
Weighted-average fair value	$4.82	$4.26

iContact Corporation

Notes to Financial Statements (continued)

During 2011 and 2010, the Company recorded $490,820 and $271,916, respectively, in share-based compensation expense. At December 31, 2011, there was $1,348,747 of total unrecognized compensation cost related to nonvested share-based compensation arrangements which is expected to be recognized over a weighted-average period of two years.

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities as of December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets:
Deferred rent	$358,000	$117,000
Accrued expenses	499,000	219,000
Net operating loss carryforwards	7,933,000	6,345,000
Contribution carryforwards	180,000	108,000
Accumulated depreciation	142,000	—
Other	4,000	16,000

Total gross deferred tax assets	9,116,000	6,805,000

Less valuation allowance for deferred tax assets	(8,879,000)	(6,513,000)

Net deferred tax assets	237,000	292,000

Deferred tax liabilities:
Depreciation and amortization	—	69,000
Capitalized software costs	230,000	223,000
Intangible assets	7,000	—

Total deferred tax liabilities	237,000	292,000

Net deferred tax assets (liabilities)	$—	$—

The Company has established a valuation allowance against its deferred tax assets related to its net operating losses and other deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $2.4 million and $1.1 million during 2011 and 2010, respectively.

As of December 31, 2011, the Company has federal and state net operating loss carryforwards of approximately $20.6 million and $20.4 million, respectively. The net operating loss carryforwards begin to expire in 2026 and 2021 for federal and state tax purposes, respectively. The Company has contribution carryforwards of approximately $530,000 available to offset future federal taxable income which began to expire in 2011.

iContact Corporation

Notes to Financial Statements (continued)

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

The Company’s federal and state operating loss carryforwards exclude $3.3 million of excess tax benefits related to a deduction from the exercise of stock options. The tax benefit of these deductions has not been recognized in deferred tax assets. If utilized, the benefits from these deductions will be recorded as adjustments to income tax expense and additional paid-in capital.

11. Commitments and Contingencies

The Company leases office space under noncancelable operating leases. Future minimum lease payments required under operating leases as of December 31, 2011 are as follows:

Operating Leases

2012	$1,374,063
2013	1,408,415
2014	1,443,625
2015 and thereafter	1,856,538

Total minimum lease payments	$6,082,641

Rent expense, recognized under operating leases totaled approximately $1.3 million and $848,000 for the years ended December 31, 2011 and 2010, respectively.

Additionally, the Company leases computer equipment and servers under a capital lease. Future minimum lease payments required under this capital lease as of December 31, 2011 are as follows:

Capital Lease

2012	$263,760
2013	197,820

Total minimum lease payments	461,580
Less imputed interest	66,340
Plus deferred gain on sale-leaseback	17,563

Total minimum principal lease payments	412,803
Less current portion	221,120

Long-term capital lease obligation	$191,683

12. Employee Benefit Plan

The Company has established a defined contribution plan (the Plan) which qualifies under Section 401(k) of the Internal Revenue Code. All employees of the Company who have attained 21 years of age are eligible for participation in the Plan after one month of employment. Under the Plan, participating employees may defer up to the Internal Revenue Service annual contribution limit. The Company may elect to make contributions to the Plan at its discretion. During the years ended December 31, 2011 and 2010, the Company paid $124,670 and $48,533 in discretionary contributions to the Plan, respectively.

iContact Corporation

Notes to Financial Statements (continued)

13. Subsequent Events

Subsequent events have been evaluated for disclosure through March 15, 2012, the date the Company’s financial statements were available to be issued.

In February 2012, the Company was acquired by a wholly-owned subsidiary of Vocus, Inc. (Vocus), a publicly traded company. The Company’s common stock, stock options and Series A, A-1, and B preferred shares were liquidated or converted into Vocus preferred shares, and the Company became a wholly owned subsidiary of Vocus as a result of this transaction.

In February 2012, the Company fully repaid its $5,000,000 note payable, including accrued interest. As a result of this transaction, the remaining debt discount was recorded into interest expense. The Company also officially terminated the Loan and Security Agreement with $10,000,000 in advances available.

In March 2012, the Company fully repaid its capital lease obligation. Included in this repayment is a principal balance due of $360,903, plus closing expenses. As a result of this transaction, the balance of deferred gain of $15,054 was realized.